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EXHIBIT 10.2


                  AGREEMENT FOR MANUFACTURING AND DISTRIBUTION

                                       AND

               AGREEMENT IN PRINCIPAL TO ACQUIRE BUSINESS ENTITIES

Agreement entered into this 7th day of October, 2002 by and between 37Point9, a U.S. Corporation chartered in the state of Nevada ("Corporation"), and the two following business entities: Guangzhou Lin Bi ("Lin Bi") Company and Ying Kang Medical Equipment Company ("Ying Kang"), both of which companies (collectively, "Companies") are chartered under the laws of the People's Republic of China. The effective date hereof shall be the 7th day of October, 2002.

                                   BACKGROUND

WHEREAS, Corporation is a U.S. public corporation in good standing interested in entering into Agreements in China for distribution and manufacture of medical and healthcare products consistent with its business objectives, and

WHEREAS, Corporation is interested in acquiring business assets in China, and Lin Bi and Yin Kang are businesses that are in a position to consider mergers, acquisitions or business arrangements of any suitable vehicle, and

WHEREAS, Lin Bi is a company engaged in the business of distributing a wide range of medical equipment and healthcare products, and Yin Kang is a company engaged in researching, engineering, developing and manufacturing a range of healthcare products,

NOW THEREFORE, the parties agree as follows:

1. Corporation will tender, to Dr. Xie Yuan, Executive Director of Companies or his designee(s), one million free-trading shares of the common stock of the Corporation, to be registered within a reasonable period of time. Said shares shall be advanced in the interim by Bruce W. Barren, pending further agreement, with the Corporation to reimburse him at an appropriate future time.

2. Companies will, as of the effective date hereof, for a period of 5 years, incorporate and invest with all right, title, and interest owned by Lin Bi in and to all of the distribution licenses and manufacturing licenses tendered to it by Corporation or any Subsidiary of Corporation.

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3. Companies irrevocably grant to Corporation, as of the effective date hereof, for a period of 5 years, exclusively, the right to sell in North America any and all products owned, licensed, or controlled by Companies.

4. All parties hereto have agreed in principle that Corporation and Companies shall move mutually to conclude, on or before December 31, 2002, or upon receipt by Corporation of the certified audits, negotiations for Corporation to acquire such interests in Lin Bi and Ying Kang as are consistent with mutual business plans and objectives, at book value as officially reported on a certified audit by Wallace Ko & Co., accountants.

5. Sales commissions, license manufacturing profit margins and personal compensation packages for appropriate personnel will be worked out upon receipt by Corporation of the certified audits of Lin Bi and Ying Kang.

6. The foregoing Background clauses (the "WHEREAS") are incorporated into this Agreement by this reference.

Execution:

Corporation: 37Point9:


By:  /s/ Karl R. Rolls, Jr.                          Dated:  Oct. 7, 2002
     ---------------------------------------                 ------------
         Karl R. Rolls, Jr., Vice-President


Companies: Lin Bi  and Ying Kang:


By:  /s/ Xie Yuan                                    Dated:  Oct. 6, 2002
     ---------------------------------------                 ------------
         Dr. Xie Yuan, Executive Director


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